Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contact:
November 17, 2006	Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Idearc to Begin Trading Under Symbol ‘IAR’ on Nov. 20

Regular Way Trading in ‘VZ’ Includes Idearc Stock Dividend

Through Close of Business Today as Spin-off Is Completed

NEW YORK – On Monday, Nov. 20, Idearc Inc. common stock will begin trading in the regular way market on the New York Stock Exchange (NYSE) under the symbol “IAR.”

The previously announced spin-off of Idearc to shareholders of Verizon Communications Inc. (NYSE:VZ) was completed today, and Idearc now owns what were the Verizon domestic print and Internet yellow pages directories publishing operations. Verizon distributed a dividend of one share of Idearc common stock for every 20 shares of Verizon common stock held as of 5 p.m. on Nov. 1 (the “Idearc Stock Dividend”).

Beginning Nov. 6 and continuing through the close of business today, there have been two markets in Verizon common stock: a “regular way” market (which includes the Idearc Stock Dividend) and an “ex-distribution” market (which does not include the Idearc Stock Dividend).

Verizon has been advised by the NYSE that regular way trading under the symbol “VZ” includes the Idearc Stock Dividend through the close of business today. This means that a purchaser who buys shares of Verizon common stock in the regular way market under the symbol “VZ” through the close of business today will also buy the right to receive the Idearc Stock Dividend associated with those Verizon shares. Similarly, when-issued trading in Idearc common stock under the symbol “IAR wi” will continue on the NYSE through the close of business today.

Beginning on Nov. 20, Verizon common stock trading under the symbol “VZ” will no longer include the Idearc Stock Dividend.

For further information, see Idearc’s Form 10 Registration Statement, as amended, filed with the Securities and Exchange Commission and available online at www.sec.gov.

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